UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 14, 2012

ARES COMMERCIAL REAL ESTATE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-35517	45-3148087
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Two North LaSalle Street, Suite 925, Chicago, IL	60602
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 324-5900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On December 14, 2012, Ares Commercial Real Estate Corporation (the “Company”) announced that it has agreed to sell in a private offering $60.0 million aggregate principal amount of its unsecured 7.00% Convertible Senior Notes due 2015 (the “Convertible Senior Notes”).  Of this aggregate amount, $51.5 million will be sold to the initial purchasers and $8.5 million will be purchased by certain directors, officers and other affiliates of the Company in a private placement. The Company has also granted the initial purchasers an option to purchase up to an additional $9.0 million aggregate principal amount of the Convertible Senior Notes to cover over-allotments, if any.  The closing of the transaction is subject to a number of customary closing conditions and is expected to occur on December 19, 2012.  The sale of the Convertible Senior Notes is expected to generate net proceeds of approximately $57.4 million (or approximately $66.1 million if the initial purchasers exercise in full their option to purchase additional Convertible Senior Notes).  Aggregate estimated offering expenses in connection with the transaction (including the initial purchasers’ discount) are expected to be approximately $2.6 million (or approximately $2.9 million if the initial purchasers exercise in full their option to purchase additional Convertible Senior Notes).

The Company intends to use the entire amount of the net proceeds of this offering to repay outstanding amounts under its secured funding facilities (which will increase the availability of funds under such facilities that it can use to invest in additional target assets).

The Convertible Senior Notes are unsecured and bear interest at a rate of 7.00% per year, payable semiannually. In certain circumstances, the Convertible Senior Notes will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, at an initial conversion rate of 53.6107 shares of common stock per $1,000 principal amount of Convertible Senior Notes, which is equivalent to an initial conversion price of approximately $18.65 per share of the Company’s common stock. The conversion rate will be subject to adjustment in some events, including for regular quarterly dividends in excess of $0.35 per share, but will not be adjusted for any accrued and unpaid interest. The conversion price is approximately 15% above the $16.22 per share closing price of the Company’s common stock on December 13, 2012.  The Company will not have the right to redeem the Convertible Senior Notes prior to maturity, except to the extent necessary to preserve its qualification as a real estate investment trust. The Convertible Senior Notes will mature on December 15, 2015, unless repurchased or converted in accordance with their terms prior to such date.

The Company offered and sold $51.5 million aggregate principal amount of the Convertible Senior Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for resale by the initial purchasers only to qualified institutional buyers (as defined in the Securities Act) pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the initial purchasers in the purchase agreement executed in connection with the sale of these Convertible Senior Notes. The Company offered and sold $8.5 million aggregate principal amount of the Convertible Senior Notes to certain directors, officers and other affiliates of the Company in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration based in part on representations made by these purchasers in the subscription agreement executed in connection with the sale of these Convertible Senior Notes.

Item 8.01  Other Events.

On December 14, 2012, the Company issued a press release announcing that it priced the private offering of the Convertible Senior Notes as discussed in Item 3.02 above.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The information disclosed under this Item 8.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act, except as expressly set forth by specific reference in such filing.  The furnishing of this information pursuant to Item 8.01 shall not be deemed an admission by the Company as to the materiality of such information.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits:

Exhibit Number	Description

99.1	Press Release, dated as of December 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES COMMERCIAL REAL ESTATE CORPORATION

Date: December 14, 2012

	By:	/s/ Tae-Sik Yoon
	Name:	Tae-Sik Yoon
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release, dated as of December 14, 2012.